PROSPECTUS Dated June 11, 2002                       Pricing Supplement No. 4 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                          Dated July 11, 2002
                                                                  Rule 424(b)(3)

                                   $9,182,800
                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                      3% TRIGGERS(SM) due August 30, 2003
                        Based on the Performance of the
                      Common Stock of CISCO SYSTEMS, INC.


The TRIGGERS will pay 3% interest per year but do not guarantee any return of principal at maturity. Instead, the TRIGGERS will pay at maturity a number of shares of Cisco common stock or, if the closing price of Cisco common stock at maturity equals or exceeds the trigger level, an amount in cash equal to 141.50% of the issue price of the TRIGGERS.

o The principal amount and issue price of each TRIGGERS is $7.025, which is equal to one-half of the closing price of Cisco common stock on July 11, 2002, the day we offered the TRIGGERS for initial sale to the public.

o We will pay 3% interest (equivalent to $.21075 per year) on the $7.025 principal amount of each TRIGGERS. Interest will be paid quarterly, beginning November 30, 2002.

o At maturity, if the closing price of Cisco common stock is less than the trigger level, you will receive one-half of a share of Cisco common stock in exchange for each TRIGGERS, subject to adjustment for certain corporate events relating to Cisco Systems, Inc. However, if the closing price of Cisco common stock at maturity equals or exceeds the trigger level, you will receive instead an amount in cash equal to $9.94, or 141.50% of the issue price of the TRIGGERS, in lieu of any shares of Cisco common stock. The trigger level is $16.86, or 120% of the closing price of Cisco common stock on July 11, 2002.

o The maximum you can receive at maturity is an amount in cash equal to 141.50% of the issue price of the TRIGGERS.

o Investing in TRIGGERS is not equivalent to investing in Cisco common stock.

o Cisco Systems, Inc. is not involved in this offering of TRIGGERS in any way and will have no obligation of any kind with respect to the TRIGGERS.

o The TRIGGERS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the TRIGGERS is "TGM."

You should read the more detailed description of the TRIGGERS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of TRIGGERS."

The TRIGGERS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------

                           PRICE $7.025 PER TRIGGERS

                            -----------------------

                             Price to            Agent's          Proceeds to
                            Public(1)          Commissions         Company(1)
                            -------------------------------------------------
Per TRIGGERS...............    $7.025             $.15              $6.875
Total...................... $9,182,799          $196,074          $8,986,725

-----------------
(1)   Plus accrued interest, if any, from the original issue date.

If you purchase at least 200,000 TRIGGERS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $6.8845 per TRIGGERS (98% of the issue price). In that case, the Agent's commissions will be $.0095 per TRIGGERS.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the TRIGGERS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The TRIGGERS offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the TRIGGERS at maturity is linked to the performance of the common stock of Cisco Systems, Inc., which we refer to as Cisco Stock. The TRIGGERS also provide fixed quarterly payments at an annual rate of 3% based on the principal amount of each TRIGGERS. Unlike ordinary debt securities, TRIGGERS do not guarantee the return of principal at maturity. Instead the TRIGGERS pay at maturity a number of shares of Cisco Stock or, if the closing price of Cisco Stock at maturity equals or exceeds the trigger level, an amount in cash equal to 141.50% of the issue price of the TRIGGERS. We may not redeem the TRIGGERS prior to maturity.

     "TRIGGERS" is our service mark.


Each TRIGGERS                 We, Morgan Stanley, are offering 3% TRIGGERS(SM)
costs $7.025                  due August 30, 2003, Based on the Performance of
                              the Common Stock of Cisco Systems, Inc., which we refer to as the TRIGGERS. The principal amount and issue price of each TRIGGERS is $7.025, which is equal to one-half of the closing price of Cisco Stock on July 11, 2002, the day we offered the TRIGGERS for initial sale to the public.

No guaranteed                 Unlike ordinary debt securities, the TRIGGERS do
return of principal           not guarantee any return of principal at maturity.
                              Instead, if the closing price of Cisco Stock at maturity is less than the trigger level, the TRIGGERS will pay an amount of Cisco Stock. These shares may be worth more or less than the principal amount of the TRIGGERS. Investing in TRIGGERS is not equivalent to investing in Cisco
                              Stock.

3% interest on the            We will pay interest on the TRIGGERS, at the rate
principal amount              of 3% of the per principal amount year, quarterly
                              on November 30, 2002, February 28, 2003, May 30,
                              2003 and the maturity date. The interest rate we pay on the TRIGGERS is more than the current dividend rate on Cisco Stock. The TRIGGERS will mature on August 30, 2003.

Your appreciation             The appreciation potential of each TRIGGERS is
potential is limited          limited.  The maximum you can receive at maturity
                              for each TRIGGERS is an amount in cash equal to $9.94, or 141.50% of the issue price of the TRIGGERS.

Trigger level is 120% of      The trigger level is $16.86, or 120% of the
the closing price of Cisco    closing price of Cisco Stock on July 11, 2002. We
Stock on July 11, 2002        use this level to determine whether you will
                              receive cash or stock, as described below and in the section of this pricing supplement called
                              "Description of TRIGGERS--Exchange at Maturity."

Payout at maturity            If the closing price of Cisco Stock on the
                              valuation date, which we expect to be August 28, 2003, is less than the trigger level, we will deliver to you a number of shares of Cisco Stock equal to the exchange ratio and any accrued but unpaid interest for each $7.025 principal amount of TRIGGERS you hold. The initial exchange ratio is one-half of a share of Cisco Stock per TRIGGERS, subject to adjustment for certain corporate events relating to Cisco Systems, Inc., which we refer to as Cisco.

                              However, if the closing price of Cisco Stock on the valuation date equals or exceeds the trigger level (by any amount), we will deliver to you at maturity an amount in cash equal to $9.94, or 141.50% of the issue price of the TRIGGERS, and any accrued but unpaid interest for each $7.025 principal amount of TRIGGERS you hold in lieu of any shares of Cisco Stock.

                              You do not have the right to exchange your TRIGGERS for Cisco Stock prior to maturity under any circumstances or at maturity if the closing price of Cisco Stock on the valuation date equals or exceeds the trigger level.

                              On PS-5, we have provided a graph and chart titled "Hypothetical Payouts on the TRIGGERS," which illustrate the performance of the TRIGGERS at maturity assuming a variety of hypothetical final market prices for Cisco Stock. The graph and chart do not show every situation that might occur.

                              You can review the historical prices of Cisco Stock in the section of this pricing supplement called "Description of TRIGGERS--Historical Information."

                              If a market disruption event occurs on August 28, 2003, the maturity date of the TRIGGERS may be postponed. See the section of this pricing supplement called "Description of
                              TRIGGERS--Maturity Date."

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank (formerly known as The Chase Manhattan
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will adjust the exchange ratio for certain corporate events that could affect the price of Cisco Stock and that we describe in the section of this pricing supplement called "Description of
                              TRIGGERS--Antidilution Adjustments."

No affiliation with           Cisco is not an affiliate of ours and is not
Cisco                         involved with this offering in any way. The
                              obligations represented by the TRIGGERS are obligations of Morgan Stanley and not of Cisco.

Where you can find more       The TRIGGERS are senior notes issued as part of
information on the            our Series C medium-term note program. You
TRIGGERS                      can find a general description of our Series C
                              medium-term note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                              Notes."

                              For a detailed description of the terms of the TRIGGERS, you should read the "Description of TRIGGERS" section in this pricing supplement. You should also read about some of the risks involved in investing in TRIGGERS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the TRIGGERS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the TRIGGERS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                      HYPOTHETICAL PAYOUTS ON THE TRIGGERS

     For each TRIGGERS, the following graph and chart illustrate the payout on the TRIGGERS for a range of hypothetical prices of Cisco Stock at maturity. The graph and chart are each based on the following terms:

     o    Initial Cisco Market Price: $14.05

     o    Issue Price per TRIGGERS: $7.025

     o    Trigger Level: $16.86 (120% of the Initial Cisco Market Price)

     o    Target Return: $9.94 (141.50% of the Issue Price)

     o    Interest Rate: 3% per annum

     o    Exchange Ratio: .5

     As illustrated in the graph and chart below, (i) when the Market Price of Cisco Stock on the Valuation Date (the "Maturity Price") is less than the Trigger Level, you will receive at maturity for each TRIGGERS an amount of Cisco Stock equal to the Exchange Ratio, and (ii) when the Maturity Price of Cisco Stock equals or exceeds the Trigger Level (by any amount), you will receive at maturity for each TRIGGERS an amount in cash equal to the Target Return. The value of any Cisco Stock you receive on the Maturity Date may be more or less than its value on the Valuation Date. The range of total payouts on the TRIGGERS shown below includes the interest payable quarterly at the rate of 3% per annum.


[GRAPH APPEARS HERE THAT DEPICTS PAYOUT ON TRIGGERS
AS ALSO SHOWN IN THE FOLLOWING CHART]

                                                         TRIGGERS
                                                         Payout at           TRIGGERS
                  Maturity Price                         Maturity            Payout at
                  of Cisco Stock        TRIGGERS      (not including         Maturity
                  (as percentage        Payout at      3% interest)          (plus 3%
   Maturity         change from         Maturity      (as percentage         interest
Price of Cisco     Initial Cisco     (not including    change from            payable
    Stock          Market Price)      3% interest)     Issue Price)         quarterly)
-------------- -----------------    ----------------  --------------        ----------
     $6.00           -57.30%              $3.00          -57.30%              $3.23651
     $8.00           -43.06%              $4.00          -43.06%              $4.23651
    $10.00           -28.83%              $5.00          -28.83%              $5.23651
    $12.00           -14.59%              $6.00          -14.59%              $6.23651
    $14.00            -0.36%              $7.00           -0.36%              $7.23651
    $14.05             0.00%              $7.025           0.00%              $7.26151
    $16.00            13.88%              $8.00           13.88%              $8.23651
    $16.85            19.93%              $8.425          19.93%              $8.66151
    $16.86            20.00%              $9.94           40.00%             $10.17651
    $18.00            28.11%              $9.94           40.00%             $10.17651
    $20.00            42.35%              $9.94           40.00%             $10.17651
    $22.00            56.58%              $9.94           40.00%             $10.17651
    $24.00            70.82%              $9.94           40.00%             $10.17651
    $26.00            85.05%              $9.94           40.00%             $10.17651

                                  RISK FACTORS

     The TRIGGERS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Cisco Stock, there is no guaranteed return of principal. Investing in TRIGGERS is not equivalent to investing directly in Cisco Stock. In addition, you do not have the right to exchange your TRIGGERS for Cisco Stock prior to maturity under any circumstances or at maturity if the closing price of Cisco Stock on the valuation date equals or exceeds the trigger level. The return investors realize on the TRIGGERS is limited to 141.50% of the issue price of the TRIGGERS. This section describes the most significant risks relating to the TRIGGERS. You should carefully consider whether the TRIGGERS are suited to your particular circumstances before you decide to purchase them.

TRIGGERS are not ordinary     The TRIGGERS combine features of equity and debt.
senior notes --               The terms of the TRIGGERS differ from those
no guaranteed return of       of ordinary debt securities in that we will not
principal                     pay you a fixed amount at maturity. Our payout to
                              you at maturity will be a number of shares of Cisco Stock equal to the exchange ratio or, if the closing price of Cisco Stock on the valuation date is equal to or greater than the trigger level, an amount in cash equal to $9.94, or 141.50% of the issue price of the TRIGGERS. If the closing price of Cisco Stock on the valuation date is less than the closing price on July 11, 2002, the day we offered the TRIGGERS for initial sale to the public, we will pay you an amount of Cisco Stock with a value that is less than the principal amount of the TRIGGERS.

Your appreciation             The appreciation potential of the TRIGGERS is
potential is limited          limited.  The $7.025 issue price of one TRIGGERS
                              is equal to one-half of the closing price of Cisco Stock on July 11, 2002, the day we offered the TRIGGERS for initial sale to the public. If the closing price of Cisco Stock on the valuation date is equal to or greater than 120% of the closing price of Cisco Stock on July 11, 2002, we will pay to you at maturity an amount in cash equal to $9.94 (141.50% of the issue price of the TRIGGERS) and not Cisco Stock or an amount based upon the closing price of Cisco Stock. Under no circumstances will you receive a payout worth more than $9.94 per TRIGGERS as of the valuation date.

Your return on the            We will determine whether you will receive Cisco
TRIGGERS will depend          Stock at the exchange ratio or $9.94 in cash for
upon the closing price of     each TRIGGERS based upon the closing price of
Cisco Stock on a single       Cisco Stock on the valuation date. If the closing
valuation date                price of Cisco Stock on the  is  less than the
                              trigger level, you will receive Cisco Stock and not $9.94 in cash even if the closing price of Cisco Stock equals or exceeds the trigger level on the maturity date or on other days during the life of the TRIGGERS.

                              If the price of Cisco Stock is lower on the actual maturity date than it was on the valuation date, the value of any Cisco Stock you receive will be less than it would have been had you received it on the valuation date.

Secondary trading             There may be little or no secondary market for the
may be limited                TRIGGERS. Although the TRIGGERS have been
                              approved for listing on the American Stock
                              Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the TRIGGERS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the TRIGGERS but is not required to do so.

Market price of the           Several factors, many of which are beyond our
TRIGGERS influenced by        control, will influence the value of the
many unpredictable factors    TRIGGERS. We expect that generally the market
                              price of Cisco Stock on any day will affect the value of the TRIGGERS more than any other single factor. However, because the payout on the TRIGGERS will be $9.94 in cash if the closing price of Cisco Stock on the valuation date equals or exceeds the trigger level, the TRIGGERS may trade differently from Cisco Stock. Other factors that may influence the value of the TRIGGERS include:

                              o the volatility (frequency and magnitude of changes in price) of Cisco Stock

                              o  the dividend rate on Cisco Stock

                              o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Cisco Stock

                              o  interest and yield rates in the market

                              o the time remaining to the maturity of the TRIGGERS

                              o  our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your TRIGGERS prior to maturity. For example, you may have to sell your TRIGGERS at a substantial discount from the principal amount if the market price of Cisco Stock is at, below, or not sufficiently above the initial market price.

                              You cannot predict the future performance of Cisco Stock based on its historical performance. The price of Cisco Stock may decrease so that you will receive at maturity an amount of Cisco Stock worth less than the principal amount of the TRIGGERS. We cannot guarantee that the price of Cisco Stock will increase so that you will receive at maturity an amount of Cisco Stock or cash worth more than the principal amount of the TRIGGERS. If the closing price of Cisco Stock on the valuation date is equal to or greater than 120% of the closing price of Cisco Stock on July 11, 2002, you will receive at maturity $9.94 in cash (equal to 141.50% of the issue price of the TRIGGERS), which may be more or less than you would have received on a direct investment in Cisco Stock.

No affiliation with           We are not affiliated with Cisco. We or our
Cisco                         affiliates may presently or from time to time
                              engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Cisco. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control or predict the actions of Cisco, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Cisco. These research reports may or may not recommend that investors buy or hold Cisco Stock. Cisco is not involved in the offering of the TRIGGERS in any way and has no obligation to consider your interest as an owner of TRIGGERS in taking any corporate actions that might affect the value of your TRIGGERS. None of the money you pay for the TRIGGERS will go to Cisco.

You have no                   As an owner of TRIGGERS, you will not have
shareholder rights            voting rights or rights to receive  dividends or
                              other distributions or any other rights with respect to Cisco Stock.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    amount payable at maturity for certain events
not cover every corporate     affecting Cisco Stock, such as stock splits and
event that can affect Cisco   stock dividends, and certain other corporate
Stock                         actions involving Cisco, such as mergers.
                              However, the calculation agent is not required to make an adjustment for every corporate event that can affect Cisco Stock. For example, the calculation agent is not required to make any adjustments if Cisco or anyone else makes a partial tender or partial exchange offer for Cisco Stock. If an event occurs that does not require the calculation agent to adjust the amount of Cisco Stock payable at maturity, the market price of the TRIGGERS may be materially and adversely affected.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the payout to you at maturity of the
and its affiliates may        TRIGGERS and what adjustments should be made to
influence  determinations     the exchange ratio to reflect certain corporate
                              and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the TRIGGERS (and possibly to other instruments linked to Cisco Stock), including trading in Cisco Stock as well as in other instruments related to Cisco Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co. and some of our other subsidiaries also trade Cisco Stock and other financial instruments related to Cisco Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Cisco Stock and, accordingly, could affect your payout on the TRIGGERS.

The characterization of the   You should also consider the tax consequences of
TRIGGERS for federal          investing in the TRIGGERS. There is no direct
income tax purposes is        legal authority as to the proper tax treatment of
uncertain                     the TRIGGERS, and therefore significant aspects
                              of their tax treatment are uncertain. Pursuant to the terms of the TRIGGERS, you have agreed with us to treat a TRIGGERS as an investment unit consisting of (i) a financial contract, as described in the section of this pricing supplement called "Description of
                              TRIGGERS--United States Federal Income
                              Taxation--General" and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the financial contract. If the Internal
                              Revenue Service (the "IRS") were successful in asserting an alternative characterization for the TRIGGERS, the timing and character of income or loss with respect to the TRIGGERS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the TRIGGERS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                              Please read carefully the section of this pricing supplement called "Description of
                              TRIGGERS--United States Federal Income Taxation."
                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the TRIGGERS.

                            DESCRIPTION OF TRIGGERS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "TRIGGERS" refers to each $7.025 principal amount of our 3% TRIGGERS due August 30, 2003, Based on the Performance of the Common Stock of Cisco Systems, Inc. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount..............     $9,182,799

Maturity Date.................     August 30, 2003, subject to extension in the
                                   event of a Market Disruption Event on August
                                   28, 2003.

                                   If the Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second scheduled Trading Day following the Valuation Date.

Valuation Date................     August 28, 2003; provided that if August 28,
                                   2003 is not a Trading Day or if a Market
                                   Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Trading Day on which no Market
                                   Disruption Event occurs.

Interest Rate.................     3% per annum (equivalent to $.21075 per annum
                                   per TRIGGERS)

Interest Payment Dates........     November 30, 2002, February 28, 2003, May 30,
                                   2003 and the Maturity Date.

Record Date...................     The Record Date for each Interest Payment
                                   Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

Specified Currency............     U.S. Dollars

Issue Price...................     $7.025 per TRIGGERS

Initial Cisco Market Price....     $14.05, the Market Price of Cisco Stock on
                                   July 11, 2002

Original Issue Date
(Settlement Date).............     July 16, 2002

CUSIP.........................     61744Y314

Denominations.................     $7.025 and integral multiples thereof

Trigger Level.................     $16.86 (120% of the Initial Cisco Market
                                   Price)

Target Return.................     $9.94 (141.50% of the Issue Price)

Maturity Price................     Maturity Price means the product of (i) the
                                   Market Price of one share of Cisco Stock and
                                   (ii) the Adjustment Factor, each as
                                   determined by the Calculation Agent as of the Valuation Date.

Exchange at Maturity..........     At maturity, upon delivery of the TRIGGERS to
                                   the Trustee, we will apply the $7.025
                                   principal amount of each TRIGGERS as
                                   payment for and will deliver a number of shares of Cisco Stock at the Exchange Ratio and any accrued but unpaid interest on the TRIGGERS; provided that if the Maturity
                                   Price is equal to or greater than the
                                   Trigger Level, we will deliver to you for each TRIGGERS an amount of cash equal to the Target Return and any accrued but unpaid interest on the TRIGGERS in lieu of any shares of Cisco Stock.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the TRIGGERS, of the amount of Cisco Stock or cash to be delivered with respect to the $7.025 principal amount of each TRIGGERS and (ii) deliver such shares of Cisco Stock (and cash in respect of interest and any fractional shares of Cisco Stock) or such cash amount to the Trustee for delivery to the holders on the Maturity Date.

                                   If the maturity of the TRIGGERS is
                                   accelerated because of the consummation of a Reorganization Event (as defined under paragraph 5 under "--Antidilution Adjustments" below) where the Exchange Property consists only of cash or because of an event described under "--Alternate Exchange Calculation in Case of an Event of Default" below, we shall provide such notice as promptly as possible and in no event later than two Business Days after the date of acceleration.

No Fractional Shares..........     If holders of TRIGGERS are to receive shares
                                   of Cisco Stock at maturity, then upon
                                   delivery of the TRIGGERS to the Trustee at maturity, we will deliver the aggregate number of shares of Cisco Stock due with respect to all of such TRIGGERS, as described above, but we will pay cash in lieu of delivering any fractional share of Cisco Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Cisco Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Ratio................     .5, subject to adjustment for certain
                                   corporate events relating to Cisco. See
                                   "--Antidilution Adjustments" below.

Adjustment Factor.............     The Exchange Ratio multiplied by two.

Market Price..................     If Cisco Stock (or any other security for
                                   which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board
                                   Service ("OTC Bulletin Board") operated by the National Association of Securities
                                   Dealers, Inc. (the "NASD"), the Market Price for one share of Cisco Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United
                                   States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Cisco
                                   Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Cisco Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC
                                   Bulletin Board on such day. If the last
                                   reported sale price of the principal trading session is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Cisco Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq
                                   National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............     If on any date the product of the Market
                                   Price per share of Cisco Stock and the
                                   Adjustment Factor is less than $2.00, the maturity date of the TRIGGERS will be deemed to be accelerated as of such date, and we will apply the $7.025 principal amount of each TRIGGERS as payment for and will deliver on the third Business Day following the date of acceleration a number of shares of Cisco Stock at the then current Exchange
                                   Ratio, plus accrued but unpaid interest to but excluding the date of acceleration. See also "--Antidilution Adjustments" below.

Book Entry Note or
Certificated Note.............     Book Entry

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     JPMorgan Chase Bank (formerly known as
                                   The Chase Manhattan Bank)

Agent for the underwritten
offering of TRIGGERS..........     MS & Co.

Calculation Agent.............     MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Exchange Ratio for the TRIGGERS will be
                                   rounded to the nearest one hundred-
                                   thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); and all dollar amounts paid at maturity on the aggregate number of TRIGGERS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the TRIGGERS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......     The Exchange Ratio will be adjusted as
                                   follows:

                                   1. If Cisco Stock is subject to a stock
                                   split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Cisco Stock.

                                   2. If Cisco Stock is subject (i) to a stock dividend (issuance of additional shares of Cisco Stock) that is given ratably to all holders of shares of Cisco Stock or (ii) to a distribution of Cisco Stock as a result of the triggering of any provision of the corporate charter of Cisco, then once the dividend has become effective and Cisco Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Cisco Stock and (ii) the prior Exchange Ratio.

                                   3. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to Cisco Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Cisco Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Cisco Stock by an amount equal to at least 10% of the Market Price of Cisco Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Cisco Stock, the Exchange Ratio with respect to Cisco Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Cisco Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Cisco Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Cisco Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                                   (iv) or (v) of paragraph 5, as applicable.

                                   4. If Cisco issues rights or warrants to all holders of Cisco Stock to subscribe for or purchase Cisco Stock at an exercise price per share less than the Market Price of Cisco Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the TRIGGERS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Cisco Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Cisco Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Cisco Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Cisco Stock which the aggregate offering price of the total number of shares of Cisco Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                   5. If (i) there occurs any reclassification or change of Cisco Stock, including, without limitation, as a result of the issuance of any tracking stock by Cisco, (ii) Cisco or any surviving entity or subsequent surviving entity of Cisco (a "Cisco Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Cisco or any Cisco Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Cisco is liquidated, (v) Cisco issues to all of its shareholders equity securities of an issuer other than Cisco (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Cisco Stock (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each TRIGGERS will be adjusted to provide that each holder of TRIGGERS will receive at maturity, in respect of the $7.025 principal amount of each TRIGGERS, securities, cash or any other assets distributed to holders of Cisco Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Cisco Stock, (ii) in the case of a Spin-off Event, the share of Cisco Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Cisco Stock continues to be held by the holders receiving such distribution, the Cisco Stock (collectively, the "Exchange Property"), in an amount with a value equal to the product of the then current Exchange Ratio and the Transaction Value (as defined below); provided, however, that if the product of the Transaction Value and the Adjustment Factor on the Valuation Date is equal to or greater than the Trigger Level, holders of TRIGGERS will receive at maturity for each TRIGGERS an amount of cash equal to the Target Return in lieu of any Exchange Property. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the product of the Transaction Value and the Adjustment Factor as of the Valuation Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the TRIGGERS will be deemed to be accelerated to the date on which such cash is distributed to holders of Cisco Stock and holders will receive promptly following the date of acceleration in lieu of any Cisco Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the TRIGGERS an amount of cash for each TRIGGERS equal to the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio or, if the product of the Transaction Value and the Adjustment Factor as of such date is equal to or greater than the Trigger Level, the Target Return, in each case plus accrued but unpaid interest to but excluding the date of acceleration. If Exchange Property consists of more than one type of property, holders of TRIGGERS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Cisco Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Cisco Stock, and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Cisco Stock. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the Maturity Date.

                                   No adjustments to the Exchange Ratio or
                                   method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Cisco Stock, including, without limitation, a partial tender or exchange offer for Cisco Stock.

                                   Notwithstanding the foregoing, the amount payable by us at maturity with respect to each TRIGGERS, determined as of the Valuation Date, will not in any event exceed $9.94.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio or the method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the TRIGGERS in accordance with paragraph 5 above upon written request by any holder of the TRIGGERS.

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to Cisco Stock:

                                        (i) a suspension, absence or material
                                        limitation of trading of Cisco Stock on
                                        the primary market for Cisco Stock for
                                        more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in such market; or a
                                        breakdown or failure in the price and
                                        trade reporting systems of the primary
                                        market for Cisco Stock as a result of
                                        which the reported trading prices for
                                        Cisco Stock during the last one-half
                                        hour preceding the close of the
                                        principal trading session in such
                                        market are materially inaccurate; or
                                        the suspension, absence or material
                                        limitation of trading on the primary
                                        market for trading in options contracts
                                        related to Cisco Stock, if available,
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in the applicable
                                        market, in each case as determined by
                                        the Calculation Agent in its sole
                                        discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of Morgan Stanley or any of its
                                        affiliates to unwind or adjust all or a
                                        material portion of the hedge with
                                        respect to the TRIGGERS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in options
                                   contracts on Cisco Stock by the primary
                                   securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Cisco Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Cisco Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default..............     In case an event of default with respect to
                                   the TRIGGERS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per TRIGGERS upon any acceleration of the TRIGGERS shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Market Price of Cisco
                                   Stock (and any Exchange Property) as of the date of such acceleration and (ii) the then current Exchange Ratio or, if the product of
                                   (x) the Market Price of Cisco Stock (and any
                                   Exchange Property) as of the date of such acceleration and (y) the then current
                                   Adjustment Factor is equal to or greater than the Trigger Level, the Target Return, in each case plus accrued but unpaid interest to but excluding the date of acceleration.

Cisco Stock;
Public Information............     Cisco Systems, Inc. provides hardware,
                                   software and service offerings that are used to create Internet solutions. Cisco Stock is registered under the Exchange Act. Companies with securities registered under the
                                   Exchange Act are required to file
                                   periodically certain financial and other information specified by the Commission.
                                   Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
                                   Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed rates.
                                   In addition, information provided to or
                                   filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov.
                                   Information provided to or filed with the Commission by Cisco pursuant to the Exchange
                                   Act can be located by reference to
                                   Commission file number 0-18225. In addition, information regarding Cisco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the TRIGGERS offered hereby and does not relate to Cisco Stock or other securities of Cisco. We have derived all disclosures contained in this pricing supplement regarding Cisco from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Cisco in connection with the offering of the TRIGGERS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Cisco is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Cisco Stock (and therefore the price of Cisco Stock at the time we price the TRIGGERS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Cisco could affect the value received at maturity with respect to the TRIGGERS and therefore the trading prices of the TRIGGERS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Cisco Stock.

                                   We and/or our affiliates may presently or from time to time engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Cisco, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Cisco. The statements in the preceding two sentences are not intended to affect the rights of holders of the TRIGGERS under the securities laws. As a prospective purchaser of TRIGGERS, you should undertake an independent investigation of Cisco as in your judgment is appropriate to make an informed decision with respect to an investment in Cisco Stock.

Historical Information........     The following table sets forth the published
                                   high and low Market Prices of Cisco Stock during 1999, 2000, 2001 and 2002 through
                                   July 11, 2002. The Market Price of Cisco
                                   Stock on July 11, 2002 was $14.05. We
                                   obtained the Market Prices and other
                                   information below from Bloomberg Financial
                                   Markets, and we believe such information to be accurate. You should not take the historical prices of Cisco Stock as an indication of future performance. The price of Cisco Stock may decrease so that at maturity you will receive an amount of Cisco
                                   Stock worth less than the principal amount of the TRIGGERS. We cannot give you any assurance that the price of Cisco Stock will increase so that at maturity you will receive an amount of Cisco Stock or cash worth more than the principal amount of the TRIGGERS. To the extent that the Market
                                   Price at maturity of shares of Cisco Stock at the Exchange Ratio is less than the Issue
                                   Price of the TRIGGERS and the shortfall is not offset by the coupon paid on the TRIGGERS, you will lose money on your investment.

                                                            High          Low
                                                            -----        -----
                                   (CUSIP 17275R102)

                                   1999
                                   First Quarter......      $28.75      $23.78
                                   Second Quarter.....       32.22       25.00
                                   Third Quarter......       36.75       29.38
                                   Fourth Quarter.....       53.56       33.25

                                   2000
                                   First Quarter......       80.06       50.00
                                   Second Quarter.....       74.94       50.55
                                   Third Quarter......       69.63       55.19
                                   Fourth Quarter.....       58.56       36.50

                                   2001
                                   First Quarter......       42.63       15.25
                                   Second Quarter ....       23.48       13.63
                                   Third Quarter .....       20.30       11.24
                                   Fourth Quarter.....       21.79       11.48

                                   2002
                                   First Quarter......       21.00       14.24
                                   Second Quarter.....       17.52       12.89
                                   Third Quarter
                                      (through July 11,
                                       2002).........        14.05       12.56

                                   Historical prices have been adjusted for two
                                   2-for-1 stock splits, which became effective in the second quarter of 1999 and first quarter of 2000, respectively.

                                   Cisco has not paid cash dividends on Cisco
                                   Stock to date. We make no representation as to the amount of dividends, if any, that Cisco will pay in the future. In any event, as a holder of the TRIGGERS, you will not be entitled to receive dividends, if any, that may be payable on Cisco Stock.

                                   Cisco Stock is traded on the Nasdaq National
                                   Market under the ticker symbol "CSCO."

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the TRIGGERS will be used for general
                                   corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the TRIGGERS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the TRIGGERS by taking positions in Cisco Stock and in options contracts on Cisco Stock. Purchase activity could potentially have increased the price of Cisco Stock, and therefore effectively have increased the level at which Cisco Stock must trade before you would receive at maturity an amount of Cisco Stock worth as much as or more than the principal amount of the TRIGGERS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the TRIGGERS, including on the Valuation Date, by purchasing and selling Cisco Stock, options contracts on Cisco Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the price of Cisco Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................     Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of TRIGGERS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the TRIGGERS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date; provided that the price will be $6.8845 per TRIGGERS and the underwriting discounts and commissions will be $.0095 per TRIGGERS for purchasers of 200,000 or more TRIGGERS in any single transaction, subject to the holding period requirements described below. The Agent may allow a concession not in excess of 2.14% of the principal amount of the TRIGGERS to other dealers. We expect to deliver the TRIGGERS against payment therefor in New
                                   York, New York on July 16, 2002. After the initial offering of the TRIGGERS, the Agent may vary the offering price and other selling terms from time to time.

                                   Where an investor purchases 200,000 or more
                                   TRIGGERS in a single transaction at the
                                   reduced price, approximately 98% of the
                                   TRIGGERS purchased by the investor (the
                                   "Delivered TRIGGERS") will be delivered on the Settlement Date. The balance of approximately 2% of the TRIGGERS (the "Escrowed TRIGGERS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered TRIGGERS have held all of the Delivered TRIGGERS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered TRIGGERS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed TRIGGERS will be forfeited by the investor and not delivered to it. The Escrowed TRIGGERS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per TRIGGERS for such investors to 100% of the principal amount of the TRIGGERS. Should investors who are subject to the holding period requirement sell their TRIGGERS once the holding period is no longer applicable, the market price of the TRIGGERS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the TRIGGERS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the TRIGGERS or Cisco Stock. Specifically, the Agent may sell more TRIGGERS than it is obligated to purchase in connection with the offering or may sell Cisco Stock it does not own, creating a naked short position in the TRIGGERS or Cisco Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the TRIGGERS or Cisco Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the TRIGGERS or Cisco Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, TRIGGERS or Cisco Stock in the open market to stabilize the price of the TRIGGERS. Any of these activities may raise or maintain the market price of the TRIGGERS above independent market levels or prevent or retard a decline in the market price of the TRIGGERS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................     Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the TRIGGERS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the TRIGGERS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the TRIGGERS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                   Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the TRIGGERS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the TRIGGERS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or
                                   84-14 or such purchase and holding is
                                   otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the TRIGGERS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the TRIGGERS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   In addition to considering the consequences of holding the TRIGGERS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the TRIGGERS should also consider the possible implications of owning Cisco Stock upon exchange of the TRIGGERS at maturity. Purchasers of the TRIGGERS have exclusive responsibility for ensuring that their purchase and holding of the TRIGGERS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Income Taxation...............     The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences to initial holders of the TRIGGERS that purchase the TRIGGERS at their Issue Price and will hold the TRIGGERS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's individual circumstances or to holders subject to special treatment under the U.S.
                                   federal income tax laws (e.g., certain
                                   financial institutions, tax-exempt
                                   organizations, dealers in options or
                                   securities, or persons who hold the TRIGGERS as part of a hedging transaction, straddle, conversion or other integrated transaction).
                                   As the law applicable
                                   to the U.S. federal income taxation of
                                   instruments such as the TRIGGERS is
                                   technical and complex, the discussion below necessarily is only a general summary.
                                   Moreover, the effect of any applicable
                                   state, local or foreign tax laws is not
                                   discussed.

                                   General

                                   Pursuant to the terms of the TRIGGERS, we and every holder of the TRIGGERS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a TRIGGERS for all tax purposes as an investment unit consisting of the following components (the "Components"): (A) a financial contract (the "Financial Contract") with respect to Cisco Stock pursuant to which the holder is required to pay us $7.025 (the "Contract Price") on the Maturity Date and which (1) requires us to deliver Cisco Stock at maturity if the Market Price of a number of shares of Cisco Stock equal to the Adjustment Factor on the Valuation Date is less than the Trigger Level and (2) otherwise requires us to pay the holder an amount of cash equal to the Target Return and (B) a deposit (the "Deposit") with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to pay us the Contract Price under the Financial Contract, which Deposit bears an annual yield of 2.152% per annum, which yield is based on our cost of borrowing. Under this characterization, the difference between the quarterly payments on the TRIGGERS and the portion of those payments attributable to the yield on the Deposit will represent payments payable by us in connection with the holders' entry into the Financial Contract (the "Contract Fees"). Based on our determination of the relative fair market values of the Components at the time of issuance of the TRIGGERS, we will allocate 100% of the Issue Price of the TRIGGERS to the Deposit and none to the Financial Contract. Our allocation of the Issue Price of the TRIGGERS among the Components will be binding on each holder of the TRIGGERS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The characterization of the TRIGGERS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the TRIGGERS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the TRIGGERS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the TRIGGERS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the TRIGGERS (including possible alternative characterizations of the TRIGGERS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                   U.S. HOLDERS

                                   As used herein, the term "U.S. Holder" means an owner of TRIGGERS that for U.S. federal income tax purposes is:

                                   (i) a citizen or resident of the United
                                   States,

                                   (ii) a corporation created or organized
                                   under the laws of the United States or any political subdivision thereof or

                                   (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the TRIGGERS

                                   Quarterly payments. To the extent
                                   attributable to the yield on the Deposit, quarterly payments on the TRIGGERS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that (and the following discussion assumes that) any Contract Fees with respect to the TRIGGERS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   Tax basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Financial Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                   Settlement of the TRIGGERS at maturity.
                                   While the tax treatment of a TRIGGERS at maturity is uncertain, the following consequences should result. Upon maturity of the TRIGGERS, if the Market Price of a number of shares of Cisco Stock equal to the Adjustment Factor on the Valuation Date is less than the Trigger Level, a U.S. Holder should, pursuant to the Financial Contract, be deemed to have applied the Contract Price toward the purchase of Cisco Stock, and the U.S. Holder would not recognize gain or loss in respect of the stock received. The holding period for the stock received would commence on the day following maturity of the TRIGGERS. The U.S. Holder's tax basis in the Cisco Stock received would equal the Contract Price.

                                   If the Market Price of a number of shares of Cisco Stock equal to the Adjustment Factor on the Valuation Date is equal to or greater than the Trigger Level, at maturity the U.S. Holder will receive an amount of cash equal to the Target Return and should recognize an amount of capital gain equal to the difference between the cash received and the Issue Price.

                                   U.S. Holders should note that while any
                                   accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Financial Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a TRIGGERS.

                                   Sale or exchange of the TRIGGERS. Upon a sale or exchange of a TRIGGERS prior to the maturity of the TRIGGERS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's tax basis in the TRIGGERS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the TRIGGERS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a TRIGGERS.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the TRIGGERS

                                   Due to the absence of authorities that
                                   directly address the proper tax treatment of the TRIGGERS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning TRIGGERS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the TRIGGERS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the TRIGGERS at a "comparable yield" determined at the time of their issuance in an amount that could differ from the quarterly stated payments on the TRIGGERS. In addition, a U.S. Holder would recognize ordinary income upon maturity of the

                                   TRIGGERS to the extent that the value of Cisco Stock or cash received exceeds the Issue Price. Furthermore, any gain realized by a U.S. Holder upon a sale or other disposition of the TRIGGERS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                   Even if the Contingent Payment Regulations do not apply to the TRIGGERS, other alternative federal income tax characterizations of the TRIGGERS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the TRIGGERS. Accordingly, prospective investors are urged to consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the TRIGGERS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of the TRIGGERS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                 Morgan Stanley